Exhibit 23.2

Somekh Chaikin

17 Ha’arba’a Street, PO Box 609

KPMG Millennium Tower

Tel Aviv 6100601, Israel

+972 3 684 8000

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 14, 2023, with respect to the consolidated financial statements of My Size, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin

Member Firm of KMPG International

Tel Aviv, Israel

December 22, 2023

KPMG Somekh Chaikin, an Israeli partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee